UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     January 23, 2019

APPLIED ENERGETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-14015	77-0262908
(Commission File Number)	(IRS Employer Identification No.)

2480 W Ruthrauff Road, Suite 140 Q, Tucson, Arizona	85705
(Address of Principal Executive Offices)	(Zip Code)

(520) 628-7415

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

Update of Litigation Against Prior Management and Related Parties

On January 23, 2019, the Court of Chancery in the State of Delaware issued a Memorandum Opinion, granting to Applied Energetics, Inc. (the “Company”) a preliminary injunction in the pending litigation brought by against George Farley and AnnMarieCo LLC (“AMC”). The preliminary injunction prohibits Mr. Farley and AMC from selling their 25 million shares of the Company’s common stock, which the Company alleges were improperly issued.

In granting the preliminary injunction, the Court found that the Company met “its considerable burden” of demonstrating it was likely to win its lawsuit against Mr. Farley and AMC. Specifically, the Court found it was “reasonably probable” Mr. Farley had unlawfully issued the 25 million shares without proper authorization, Mr. Farley had breached his duty of loyalty to the Company, Mr. Farley was unlikely to prove the stock issuance was procedurally or substantively “fair” to the Company, and Mr. Farley had fraudulently transferred 20 million of the shares to AMC. Finally, the Court ruled because Farley and AMC’s 25 million shares represented one eighth of the Company’s outstanding ownership, the injunction was necessary to protect the Company’s capital structure, ability to attract new investors, ability to raise new capital and continue deployment of its plans now underway to revitalize its business.

The Company had previously requested the temporary restraining order on July 20, 2018, the Delaware Court of Chancery, Vice Chancellor Tamika Montgomery-Reeves presiding, entered a “status quo” order upon the stipulation of the parties, whereby Mr. Farley and AMC agreed not to transfer, alienate or sell any of their shares pending a ruling on the Company’s motion for the preliminary injunction.

On July 26, 2018, the Delaware Court of Chancery entered a scheduling order setting dates and deadlines for, among other matters, a hearing and briefing schedule on the amount of the bond the Company would be required to post to maintain the “status quo” order through the preliminary injunction hearing, a hearing and briefing schedule on the motion for a preliminary injunction, and a discovery schedule.

On August 14, 2018, the Delaware Court of Chancery issued an order requiring the Company to post a bond in the total amount of $200,446.52. On August 21, 2018, the Company posted the bond via Atlantic Specialty Insurance Company acting as surety. Pursuant to the contract between the Company and Atlantic Specialty Insurance Company, the Company deposited $200,446.52 in cash as collateral for the surety agreement.

On August 23, 2018, the Delaware Court of Chancery extended the hearing date on the Company’s motion for a preliminary injunction to October 23, 2018, and simultaneously ordered an increase in the bond amount of $55,446.52. On August 30, 2018, the Company posted the increased bond amount, again with Atlantic Specialty Insurance Company acting as surety, and deposited the additional $55,446.52 in cash with the surety.

In its Memorandum Opinion, the Court also required that the Company post additional bond money, bringing the total cash collateral for the surety agreement to $582,377.26.

The Company expects to provide further updates on the status of the litigation as circumstances warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED ENERGETICS, INC.

By:	/s/ Bradford Adamczyk
Bradford Adamczyk,
Principal Executive Officer

Date: January 23, 2019

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